                                                                     Exhibit 4.2

SECOND AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE
-------------------------------------------------------

$2,150,000.00                                                 New York, New York
                                                                  March 31, 2003

         FOR VALUE RECEIVED, the undersigned (the "Company") promises to pay to the order of PVC FUNDING PARTNERS LLC (the "Holder") the principal sum of TWO MILLION ONE HUNDRED FIFTY THOUSAND DOLLARS AND NO CENTS ($2,150,000.00). All sums are payable by personal delivery or by mail at 830 Third Avenue, New York, New York 10022, Attn. Carl Kleidman, or at such other address as the Holder may designate in writing.

         This Note amends and restates, without interruption or novation, the indebtedness evidenced by that certain Convertible Promissory Note dated June 16, 1998 which was amended and restated on April 12, 2002 and is referred to in the Subscription and Contribution Agreement (the "Subscription Agreement") dated June 16, 1998 by and among HealthPlan Services, Inc. ("HPS") and CENTRA Benefit Services, Inc. (this Note, together with the various other notes specified in the Subscription Agreement and listed on Schedule 1 hereto, each of which were also amended and restated on April 12, 2002, are herein referred to as the "Original Notes"). Upon the execution and delivery of this Note the Original Notes as amended and restated on April 12, 2002 will be returned to the undersigned for cancellation and shall have no further force or validity.

         1. Interest. The principal obligation evidenced by this Note shall bear interest at the rate of six percent (6%) per annum. Interest shall be due and payable as described below.

         2. Principal and Interest Payments. The principal balance of this Note and accrued interest shall be paid as follows:

                  (a) Compound interest shall accrue monthly, and shall be paid on a quarterly basis, commencing on March 31, 2003, in in-kind shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), the number of which will be determined by dividing the amount of interest accrued for the quarter by the average trading price of the Common Stock on the Nasdaq OTC Bulletin Board during the last ten trading days of the quarter (the "PIK Shares"). The PIK Shares representing each quarter's interest payment will be delivered to the Holder as soon as practicable not later than the fifth business day of the succeeding quarter. Notwithstanding the foregoing, the Holder may elect, by giving written notice to the Company at least one business day prior to the end of each quarter, to defer receipt of interest payments for the completed quarter until (i) a date not later than 90 days after completion of the Company's fiscal year, at which time the Company will pay accrued interest in cash to the extent permitted by the Senior Credit Facility as hereafter defined from funds available from Available Excess Cash Flow, as defined below, with any remaining balance to be paid in PIK Shares, or (ii) Maturity of this Note, as defined below, at which point such interest will be paid in cash, together with all principal hereunder. "Available Excess Cash Flow" means, for each completed fiscal year of the Company, the funds available from Excess Cash Flow, as that term is defined in that certain Third Amended and Restated Credit Agreement dated on or about April 5, 2002 by and among PlanVista Corporation (f/k/a HealthPlan Services Corporation) and PlanVista Solutions, Inc. (f/k/a National Preferred Provider Network, Inc.), as Borrowers, the lenders thereunder (the "Senior Lenders") and Wachovia Bank, National Association (f/k/a First Union National Bank), as Administrative Agent for the Senior Lenders (in such capacity and in its capacity as agent for the holders of the Series C Shares (as defined below) (hereafter the "Administrative Agent") as in effect on the date hereof (as amended, restated, supplemented, replaced, refinanced, extended or otherwise modified from time to time, the "Senior Credit Facility")), after making any mandatory prepayments to the Senior Lenders under the Senior Credit Facility from Excess Cash Flow.

                  (b) Unless earlier converted pursuant to the terms of Paragraph 3 below, the Company shall pay all outstanding principal hereunder, together with all then accrued and unpaid interest, on the 1st day of April, 2006 (the "Maturity Date").

         3. Conversion Rights. At any time following the close of business of March 31, 2003 (the "Effective Date") the Holder shall have the right, at its option, at any time and from time to time prior to the Maturity Date, to convert in whole or in part provided that no conversion is for an amount less than twenty-five percent (25%) of the principal amount of this Note, subject to the terms and provisions contained herein, any portion of the original principal amount of this Note (to the extent such amount has not been reduced by a partial prepayment pursuant to Paragraph 8 hereof) into shares of the Common Stock, at a conversion price equal to $1.00 of principal for each share to be issued on conversion (the "Conversion Price"). Such conversion shall be effective upon surrender of this Note to the Company at its principal office at any time during usual business hours, accompanied, if so required by Company, by a written instrument or instruments of transfer in form satisfactory to Company duly executed by the Holder or its attorney duly authorized in writing. In the event of a partial conversion, the Company shall issue a new note, under the same terms and conditions as set forth herein, for the remaining balance of the Note.

         4. Issuance of Common Stock Upon Conversion. Within 10 business days after the surrender of this Note, or part thereof, for conversion, the Company shall issue and deliver or cause to be issued and delivered to or upon the written order of the Holder certificates representing the number of fully paid and nonassessable shares of Common Stock into which this Note, or part thereof, is converted. Such conversion shall be deemed to have been made at the close of business on the date that this Note shall have been surrendered for conversion in whole or in part so that the rights of the Holder with respect to the principal amount of this Note shall cease at such time, and the Holder entitled to receive the shares of Common Stock upon conversion of this Note shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time and such conversion shall be at the Conversion Price.

         5. Conversion Price Adjustments.

                  (a) Adjustment for Stock Splits and Subdivisions. In the event the Company should at any time or from time to time after the Effective
         Date) fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holders thereof to receive directly or indirectly, additional shares of Common Stock without payment of any consideration by such holder for the additional shares of Common Stock, then, as of such record date, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of this Note shall be increased in proportion to such increase of outstanding shares.

                  (b) Adjustments for Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Effective Date is decreased by a combination of the outstanding shares of Common Stock then, following the record date of such combination, the Conversion Price for this Note shall be appropriately increased so that the number of shares of Common Stock issuable on conversion thereof shall be decreased in proportion to such decrease in outstanding shares.

                  (c) Adjustments for Recapitalizations. In the event that the Company shall be recapitalized, consolidated with or merged into any other corporation, or shall sell or convey to any other corporation all or substantially all of its property as an entirety, provision shall be made as part of the terms of such recapitalization, consolidation, merger, sale or conveyance so that the Holder of this Note may thereafter receive, in lieu of the Common Stock otherwise issuable upon conversion, the same kind and amount of securities or assets as may be distributable upon such recapitalization, consolidation, merger, sale or conveyance, with respect to the Common Stock.

                  (d) Adjustments for Diluting Issues. The Conversion Price set forth in Section 3 shall be adjusted whenever the conversion price of the Series C preferred stock of the Company is adjusted (or could be adjusted but for a waiver by the Series C holders) under the provisions of Section 6(d)(iv) or (h) of the Series C Certificate of Designation as in effect on the date hereof (a "Series C Dilutive Adjustment"). In the event of a Series C Dilutive Adjustment, the new Conversion Price shall be determined by multiplying the Conversion Price under this Note immediately prior to such Series C Dilutive Adjustment by a fraction, the numerator of which is the Series C Conversion Price after the Series C Dilutive Adjustment and the denominator of which is the Series C Conversion Price in effect immediately before the Dilutive Adjustment. If all of the Series C preferred stock of the Company is redeemed or converted prior to this Note being paid in full, the Conversion Price under this Note shall continue to be adjusted whenever any Additional Shares as defined in
         Section 6(d) of the Series C Certificate of Designation are issued at a price which is below the Conversion Price under this Note in effect at the time of such issuance. In such event, the adjustment shall be determined using the same adjustment formula which is used for the Series C preferred stock in Section 6(d)(iv) of the Series C Certificate of Designation, provided that the references to $1.42172 per share contained in such section shall be changed to the Conversion Price under this Note then in effect immediately prior to such dilutive issuance. Upon the occurrence of an adjustment pursuant to the provisions of this Section 5(d), the Company shall deliver to the Holder a certificate in substantially the same form as the certificate specified in Section 6(l) of the Series C Certificate of Designation. All sections of the Series C Certificate of Designation referred to herein are hereby incorporated by reference herein to the extent contemplated by this provision or necessary to implement these provisions. Any adjustment to the Series C Conversion Price resulting from the conversion of this Note shall not be considered a dilutive issuance entitling the Holder hereof to an adjustment under this provision.

                  (e) Adjustments. The adjustments referred to in this Paragraph 5 shall be made successively if more than one event listed herein shall occur.

         6. Compliance with Securities Laws. The Holder acknowledges that this Note and the shares of Common Stock into which it is convertible have not been and will not be registered under the Securities Act of 1933, as amended (the "1933 Act") and therefore may not be resold without compliance with the 1933 Act. The Holder agrees that this Note is being acquired solely for its own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of it in connection with a distribution. The Holder covenants, warrants and represents that this Note and the shares of Common Stock into which it is convertible will not be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except (i) pursuant to an effective Registration Statement under the 1933 Act, or (ii) after full compliance with all of the applicable provisions of the 1933 Act and all other applicable rules and regulations of the SEC and after the issuance by counsel to the Company of an opinion that such offer, sale, or other transaction is exempt from the registration requirements of the 1933 Act. The Holder further covenants, warrants and represents that, during the one-year period following the Effective Date, the undersigned will not engage in put, call, short-sale, straddle or similar transactions intended to reduce the Holder's risk of owning this Note or the shares of Common Stock into which it is convertible. Upon the conversion of this Note in whole or in part, certificates representing the shares of Common Stock shall bear the following legend:

         The shares represented by this certificate were not issued in a transaction registered under the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws. The shares represented hereby have been acquired for investment only and may not be sold or transferred unless such sale or transfer is covered by an effective Registration Statement under the Securities Act and applicable state securities laws or, in the opinion of counsel to the issuer, is exempt from the registration requirements of the Securities Act and such laws.

         7. Payment of Interest on Conversion. The Company shall pay all interest on this Note accrued to the date of surrender for a conversion pursuant to the terms of Paragraph 3 (the "Surrender Date") except that, in the event that the Company shall have declared prior to the Surrender Date a cash dividend payable on its shares of Common Stock to holders of record of such Common Stock on a date subsequent to the Surrender Date, such payment of interest shall be adjusted downward to an amount (not less than zero) determined by subtracting from the aggregate amount thereof an amount equal to the aggregate dividends to be paid as of such record date on the shares of Common Stock issuable upon conversion of this Note.

         8. Prepayment. Subject to the subordination provisions of paragraph 11, this Note may be prepaid in whole or in part, at any time without premium or penalty at the option of the Company at a prepayment price equal to 100% of the principal amount to be prepaid plus accrued interest to the prepayment date. In order to exercise its right to prepayment hereunder, the Company shall send written notice to the Holder of the Company's intention to exercise its prepayment rights hereunder, which notice shall be provided not less than sixteen (16) calendar days prior to the stated date of prepayment. In the case of partial prepayment, the amount and other details thereof shall be noted. Following the date of notice of prepayment, or partial prepayment, as the case may be, the Holder's conversion rights provided in Paragraph 3 hereof shall be accelerated and the Holder shall have a period of fifteen (15) calendar days to exercise such conversion rights. After the expiration of such fifteen (15) day period, unless the Company shall have failed to tender to the Holder the amount to be prepaid and accrued interest under this Note, the Holder shall have no further rights of conversion with respect to that portion of the Note so prepaid.

         9. Default. If any portion of the principal or interest of this Note is not paid when due, and the Company fails to cure the same within thirty (30) days after such event, then default shall be deemed to have occurred on the termination of such thirty (30) day period.

         10. Right of Acceleration. Upon the happening of any of the following events, the entire unpaid principal balance and accrued interest of this Note shall, at the option of the Holder, become immediately due and payable, and may be collected forthwith without notice to the Company, regardless of the stipulated date of maturity:

                  (a) Upon a default in payment under this Note; or

                  (b) If the undersigned becomes insolvent or bankrupt or unable to pay its obligations as they become due, or the undersigned makes an assignment for the benefit of its creditors, or the undersigned files a petition under the bankruptcy laws of the United States, or the undersigned suffers to be filed a petition under the bankruptcy laws of the United States which is (i) consented to by the undersigned or (ii) not dismissed within sixty (60) days thereof, or a receiver is appointed for the property or business of the undersigned.

         11. Subordination. The Company agrees, and the Holder by accepting this Note agrees, notwithstanding anything in this Note to the contrary, to the subordination of this Note as follows:

                  (a) Any and all obligations and liabilities of the Company to Holder under this Note, including, without limitation, payment of principal and interest (other than, so long as no Proceeding has been commenced, payment of interest in PIK Shares or cash interest paid from Excess Cash Flow as specifically permitted under the terms of this
         Note), whether direct or indirect, absolute or contingent, joint or several, secured or unsecured, due or to become due, now existing or later arising and whatever the amount and however evidenced (the "Subordinated Indebtedness") are subordinated in right and time of payment to any and all obligations and liabilities of the Company to
         (i) the Administrative Agent and the Senior Lenders under or in connection with the Company's Senior Credit Facility and any other loan document contemplated thereby or related thereto, including, without limitation principal and interest payments, whether direct or indirect, absolute or contingent, joint or several, secured or unsecured, due or to become due, now existing or later arising and however evidenced, and whether arising prior to or after the commencement of any proceeding under Title 11 of the United States Code or is an allowed claim in any such proceeding, together with all other sums due thereon and all costs of collecting the same (including, without limitation, reasonable attorney fees) for which the Company is liable and any other obligations of the Company or its subsidiaries to the Senior Lenders and (ii) the Administrative Agent and holders of the Company's shares of Series C Preferred Stock, $.01 par value per share (the "Series C Shares"), including, without limitation, payment of the full Liquidation Preference of the Series C Shares upon Liquidation and payment of the Redemption Price at redemption (as each such term is defined in the Certificate of Designation of Series and Determination of Rights and Preferences of Series C Convertible Preferred Stock relating to the Series C Preferred Stock, as such provisions may be amended, restated, supplemented or otherwise modified from time to time, a copy of which has been delivered to Holder), as applicable, whether direct or indirect, absolute or contingent, joint or several, secured or unsecured, due or to become due, now existing or later arising and however evidenced and whether arising prior to or after the commencement of any proceeding under Title 11 of the United States Code or is an allowed claim in any such proceeding, together with all other sums due thereon and all costs of collecting the same (collectively, the "Senior Obligations"). For purposes of this Note, Senior Obligations shall be deemed to include any debt which is incurred after the date of this Note, the proceeds of which are used to retire or refinance all or any part of the obligations and liabilities of the Company to the Senior Lenders and the Administrative Agent and, for purposes of this subordination provision, the lender and administrative agent under such replacement debt shall step into the shoes of the Senior Lenders and Administrative Agent under the Senior Credit Facility with respect to the subordination rights provided herein or the holders of these Notes shall execute new agreements with the new lenders to the same effect.

                  (b) Until the indefeasible payment in full in cash of the Senior Obligations, Holder will not ask for, demand, sue for, take or receive (by way of voluntary or mandatory payment, acceleration, set-off or counterclaim, foreclosure or other realization on security, dividends in bankruptcy or otherwise), or offer to make any discharge or release of, any of the Subordinated Indebtedness, and Holder waives any such rights with respect to the Subordinated Indebtedness, nor shall Holder exercise any rights of subrogation or other similar rights with respect to the Senior Obligations.

                  (c) In the event of any Proceeding involving the Company: (i) all Senior Obligations first shall be indefeasibly paid in full in cash before any payment of or with respect to the Subordinated Indebtedness shall be made; (ii) any payment or distribution, whether in cash, property or securities which, but for the terms hereof, otherwise would be payable or deliverable in respect of the Subordinated Indebtedness, shall be paid or delivered directly to the Administrative Agent until all Senior Obligations are indefeasibly paid in full in cash, and Holder irrevocably authorizes, empowers and directs all receivers, trustees, liquidators, custodians, conservator and others having authority in the premises to effect all such payments and distributions, and Holder also irrevocably authorizes, empowers and directs the Administrative Agent to demand, sue for, collect and receive every such payment or distribution; and (iii) Holder agrees not to initiate or prosecute or encourage any other person to initiate or prosecute any claim, action or other proceeding challenging the enforceability of the Senior Obligations. For purposes hereof, the term "Proceeding" shall mean any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the reorganization, liquidation, dissolution or other winding upon the Company.

                  (d) Should any payment, distribution of property or securities (other than, so long as no Proceeding has commenced, PIK Shares in respect of accrued interest or cash interest paid from Excess Cash Flow as specifically permitted under the terms of this Note) or proceeds be received by Holder upon or with respect to the Subordinated Indebtedness prior to the satisfaction in full of the Senior Obligations, Holder shall immediately deliver same to the Administrative Agent in the form received (except for endorsement or assignment by Holder where required by the Administrative Agent), for application on the Senior Obligations (whether or not then due and in such order of maturity as the Administrative Agent elects) and, until so delivered, the same shall be held in trust by Holder as the property of the Administrative Agent, Senior Lender, and the holders of the Series C Shares. In the event of the failure of Holder to make any endorsement or assignment, the Administrative Agent is irrevocably authorized and appointed as attorney-in-fact for Holder to make the same.

                  (e) Notwithstanding any prior revocation, termination, surrender, or discharge of this Note in whole or in part, or of the provisions of this Paragraph 11, the effectiveness of the subordination provisions of this Paragraph 11 (the "Subordination Provisions") shall automatically continue or be reinstated in the event that any payment received or credit given by the Administrative Agent, any Senior Lender or any holder of Series C Shares in respect of the Senior Obligations are returned, disgorged, or rescinded under any applicable state or federal law, including, without limitation, laws pertaining to bankruptcy or insolvency, in which case the Subordination Provisions shall be enforceable against Holder as if the returned, disgorged, or rescinded payment or credit had not been received or given by the Administrative Agent, any Senior Lender or any holder of Series C Shares relied upon this payment or credit or changed its position as a consequence of it.

                  (f) This Note constitutes a continuing agreement of subordination, even though at times the Company may not be indebted to or obligated to make payments to the Administrative Agent, Senior Lenders or holders of the Series C Shares. This Note shall bind and be for the benefit of Holder, the Administrative Agent, Senior Lenders and the holders of the Series C Shares and their respective successors and assigns. This Note may not be accelerated and, except for interest payments expressly permitted in this paragraph 11, may not be prepaid.

                  (g) Holder hereby agrees that it will not amend, modify or otherwise alter (or suffer to be amended, modified or altered) any of the terms and conditions of this Note without prior written notice to and the approval of the Administrative Agent.

                  (h) Nothing stated herein is intended, so long as no Proceeding has commenced, to: (a) subordinate, prevent or limit the Company from paying PIK Shares to Holder as interest or limit Holder from accepting such PIK Shares for its own benefit and account, or (b) subordinate, prevent or limit the Company from making cash interest payments, to the extent permitted by the Credit Agreement, from Excess Cash Flow as provided herein or prevent Holder from accepting such cash payment for its own benefit and account. Notwithstanding anything in this Note to the contrary, from and after June 12, 2005 so long as no Proceeding has commenced prior to such date, the subordination provisions of this Paragraph 11 shall no longer apply to the Senior Obligations in respect of the Series C Shares but for the avoidance of doubt shall remain in effect in all respects with respect to all other Senior Obligations.

         12. Waiver. Presentment for payment, notice of dishonor, protest and notice of protest are hereby waived.

         13. Choice of Law; Venue. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida. The Company consents and agrees that Hillsborough County, Florida, shall be the proper, exclusive, and convenient venue for any legal proceeding in federal or state court arising under this Note, and waives any defense, whether asserted by motion or by pleading, that Hillsborough County, Florida, is an improper or inconvenient venue.

         14. Binding Effect. This Note shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Holder.

         IN WITNESS WHEREOF, the Company has executed this Note by and through its duly authorized officer effective the date written above.

                                        PLAN VISTA CORPORATION


                                        By: /s/ James Kearns
                                           ------------------------------------
                                               James Kearns
                                        Title: Senior Vice President

SCHEDULE 1 TO
SECOND AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE
-------------------------------------------------------

1) Convertible Promissory Note of Health Plan Services Corporation in the Principal Amount of $2,580,200.84, dated June 16, 1998, payable to Centra Benefit Services, Inc. as amended and restated on April 12, 2002

2) Convertible Promissory Note of Health Plan Services Corporation in the Principal Amount of $232,800.08, dated June 16, 1998, payable to Centra Benefit Services, Inc. as amended and restated on April 12, 2002

3) Convertible Promissory Note of Health Plan Services Corporation in the Principal Amount of $485,000.16, dated June 16, 1998, payable to Centra Benefit Services, Inc. as amended and restated on April 12, 2002

4) Convertible Promissory Note of Health Plan Services Corporation in the Principal Amount of $119,998.74, dated June 16, 1998, payable to Centra Benefit Services, Inc. as amended and restated on April 12, 2002

5) Convertible Promissory Note of Health Plan Services Corporation in the Principal Amount of $485,000.16, dated June 16, 1998, payable to Centra Benefit Services, Inc. as amended and restated on April 12, 2002

6) Convertible Promissory Note of Health Plan Services Corporation in the Principal Amount of $97,000.03, dated June 16, 1998, payable to Centra Benefit Services, Inc. as amended and restated on April 12, 2002